Exhibit 99.1

(Press Release)

Neutron Signs Letter of Intent to Acquire up to 67% Interest in Development Stage Bio-Pharmaceutical Company

Wednesday March 10, 12:57 pm ET

Products Include Treatment for Female Sexual Arousal Disorder (FSAD)

WHITE ROCK, BC, March 10 /PRNewswire-FirstCall/ -

    Highlights:

    -----------

    -  Signs Letter of Intent to acquire up to a 67% interest in a development stage bio-pharmaceutical company focused on the treatment of Female Sexual Arousal Disorder (FSAD).

    -  Endeavors to become one of the first companies to gain FDA approval and deliver a product for the treatment of FSAD.

Neutron Enterprises, Inc.(NASDAQBB: NTRN), through its wholly owned subsidiary University Medical Enterprises Inc., announced today it had signed a Letter of Intent to acquire up to a 67% interest in a privately held development stage bio-pharmaceutical drug company with a lead product for the treatment of Female Sexual Arousal Disorder (FSAD). The Company is developing additional therapies for wound healing, arthritis, anti-aging, and human wellness. Terms of the transaction were not disclosed.

Russell J. Hoffman, Chairman, President and Chief Executive Officer, stated "our goal is to become one of the first companies to gain approval from the United States Food and Drug Administration for a prescription pharmaceutical treatment for Female Sexual Arousal Disorder. To our knowledge, no company has yet received such FDA approval, a market currently estimated at over $2 billion potential annual sales. The American Medical Association has stated that 47 million women in North America suffer from some form of FSAD. The Company to be acquired will seek accelerated approval status from the FDA, which if granted, may allow us to enter licensing and marketing negotiations later in 2004, with the possibility of commercial availability by mid-late 2005. We believe other pharmaceutical companies are attempting to bring to market various treatments for FSAD. These companies include Pfizer Inc., NexMed and Biosante Pharmaceuticals Inc."

Hoffman went on to say "The Company's founder has over 17 prior patents issued with the scientific team having over 100 years combined experience in the pharmaceutical industry."

About Neutron Enterprises Inc.:

Neutron Enterprises Inc. is a publicly traded venture capital and private equity buyout firm that seeks to continuously acquire technology and businesses through three distinct divisions. University Medical Enterprises Inc. accelerates emerging medical applications and therapeutic molecules in the areas of oncology and cardiology. Nano Sphere Technologies Inc. endeavors to become one of the largest incubators of revolutionary nano technologies and materials for the fibre optic, semiconductor, energy, military, chemical, medical, and other industrial markets. Life Sciences Private Equity Inc. endeavors to acquire established and stable prescription and over the counter pharmaceutical products, human health and services businesses and cosmeceuticals, nutraceuticals, and diagnostic products.

This press release does not constitute an offer to sell or a recommendation to purchase any securities.

This press release may contain forward-looking statements, including the company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the company's plan of operation, changes in the company's anticipated earnings, continuation of current contracts, changes in drug approval and other applicable regulations, and other factors detailed in the company's filings with the Securities and Exchange Commission, including its most recent Form 10-QSB Quarterly Reports. In addition, the factors underlying company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.